Exhibit 99.1
(Logo Omitted)
Teledyne Technologies Incorporated
1049 Camino Dos Rios
Thousand Oaks, CA 91360-2362
NewsRelease

TELEDYNE TECHNOLOGIES REPORTS
SECOND QUARTER RESULTS
THOUSAND OAKS, Calif. — July 26, 2007 — Teledyne Technologies Incorporated (NYSE:TDY)
•	Revenue increased 15.0% to $400.3 million compared with last year
•	Earnings per diluted share increased 13.6% to $0.67 compared with last year
•	Raising 2007 earnings per share outlook
Teledyne Technologies today reported second quarter 2007 sales of $400.3 million, compared with sales of $348.1 million for the same period of 2006. Net income for the second quarter of 2007 was $24.3 million ($0.67 per diluted share), compared with net income of $20.9 million ($0.59 per diluted share) in the second quarter of 2006.
“In the second quarter of 2007, Teledyne set record quarterly revenue and earnings, as earnings per share increased 13.6% from last year. This marked our thirteenth consecutive quarter of double digit percentage increases in earnings per share,” said Robert Mehrabian, chairman, president and chief executive officer. “During the second quarter, overall operating margin increased 127 basis points. Our Electronics and Communications segment had record operating margin of 14.0% for the quarter. In addition, total orders during the quarter exceeded sales by over 15%.”
Review of Operations (comparisons are with the second quarter of 2006, unless noted otherwise)
Electronics and Communications
The Electronics and Communications segment’s second quarter 2007 sales were $266.0 million, compared with $215.4 million, an increase of 23.5%. Second quarter 2007 operating profit was $37.3 million, compared with operating profit of $27.9 million, an increase of 33.7%.
The second quarter 2007 sales improvement resulted primarily from revenue growth in defense electronics and electronic instruments, partially offset by lower avionics and other commercial electronics. The revenue growth in defense electronics included revenue growth from the acquisition of Rockwell Scientific Company LLC in September 2006. The revenue growth in electronic instruments was driven by the acquisition of the majority interest in Ocean Design, Inc. in August 2006 and the acquisition of assets of D.G. O’Brien, Inc. in March 2007. Second quarter 2007 organic sales of electronic instruments increased slightly, with increased sales of instruments for the industrial and environmental monitoring instrumentation markets being partially offset by lower sales of geophysical sensors for the energy exploration market. Lower sales of other commercial electronics primarily reflected lower sales of medical electronic manufacturing services. The increase in segment revenue in the second quarter of 2007 from acquisitions made since the end of the first quarter of 2006 was $51.4 million. Operating profit was favorably impacted by revenue from acquisitions and sales mix.
Systems Engineering Solutions
The Systems Engineering Solutions segment’s second quarter 2007 sales were $73.7 million, compared with $68.9 million, an increase of 7.0%. Second quarter 2007 operating profit was $6.4 million, compared with operating profit of $6.6 million, a decrease of 3.0%.
Second quarter 2007 sales reflected revenue growth in aerospace and defense programs, partially offset by lower environmental sales and included $3.7 million in revenue from the acquisition of CollaborX, Inc. in August 2006. Operating profit in the second quarter of 2007 reflected lower margins in certain defense programs, partially offset by the impact of higher revenue. Operating profit also included pension expense under SFAS No. 87 and No. 158, of $1.6 million in the second quarter of 2007, compared with $2.3 million. Pension expense allocated to contracts pursuant to U.S. Government Cost Accounting Standards (“CAS”) was $2.0 million in the second quarter of 2007, compared with $1.9 million.
Aerospace Engines and Components
The Aerospace Engines and Components segment’s second quarter 2007 sales were $53.7 million, compared with $57.8 million, a decrease of 7.1%. Second quarter 2007 operating profit was $6.8 million, compared with $4.9 million, an increase of 38.8%.
The lower second quarter 2007 sales primarily reflected decreased sales of aftermarket piston engines and overhaul services, partially offset by higher spare part sales. Turbine engine sales were also lower for the quarter. The lower turbine engine sales for 2007 reflected lower Joint Air-to-Surface Standoff Missile (“JASSM”) engine sales. Operating profit for the second quarter of 2007 reflected the receipt of a litigation settlement of $1.4 million, net of expenses, the impact of improved operating performance, as well as a favorable mix of higher margin sales.
Energy Systems
The Energy Systems segment’s second quarter 2007 sales were $6.9 million, compared with $6.0 million, an increase of 15.0%. Second quarter 2007 operating profit was $0.3 million, compared with $0.2 million, an increase of 50.0%.
Second quarter 2007 sales primarily reflected higher commercial hydrogen generator sales partially offset by lower government sales. Operating profit improvement in the second quarter 2007 was primarily due to higher sales.
Additional Financial Information (comparisons are with the second quarter of 2006, unless noted otherwise)
Cash Flow
Cash provided by operating activities was $32.0 million for the second quarter 2007, compared with $33.1 million. The lower cash provided by operating activities in 2007 was primarily due to increased working capital requirements and higher income tax payments, partially offset by cash flow from acquisitions and lower pension payments. Free cash flow (cash from operating activities less capital expenditures) was $21.9 million for the second quarter of 2007, compared with free cash flow of $28.3 million and reflected higher capital expenditures in 2007. On June 20, 2007, Teledyne used $5.6 million of cash to acquire Tindall Technologies, Inc. At July 1, 2007, total debt was $220.1 million, which includes $213.5 million drawn on available credit lines, as well as other debt and capital lease obligations. Cash and cash equivalents were $11.8 million at July 1, 2007. The company also received $2.7 million from the exercise of employee stock options in the second quarter of 2007, compared with $2.1 million. Capital expenditures for the second quarter of 2007 were $10.1 million, compared with $4.8 million. The increase included costs to relocate a manufacturing facility and other capital projects. Depreciation and amortization expense for the second quarter of 2007 was $8.9 million, compared with $6.5 million.

Free Cash Flow(a)	Second	Second
	Quarter	Quarter
(in millions, brackets indicate use of funds)	2007	2006
Cash provided by operating activities	$32.0	$33.1
Capital expenditures for property, plant and equipment	(10.1)	(4.8)

Free cash flow	$21.9	$28.3

(a)	The company defines free cash flow as cash provided by operating activities (a measure prescribed by generally accepted accounting principles) less capital expenditures for property, plant and equipment. The company believes that this supplemental non-GAAP information is useful to assist management and the investment community in analyzing the company’s ability to generate cash flow.
Pension
Pension expense was $2.9 million for the second quarter of 2007 and $4.1 million for the second quarter of 2006, in accordance with the pension accounting requirements of SFAS No. 87 and No. 158. Pension expense allocated to contracts pursuant to CAS was $2.6 million for the second quarter of 2007, compared with $2.5 million. Pension expense determined allowable under CAS can generally be recovered through the pricing of products and services sold to the U.S. Government.
Income Taxes
The effective tax rate for the second quarter of 2007 was 38.3% compared with 36.5%.
Stock Option Compensation Expense
Effective January 2, 2006, the company adopted the provisions of SFAS No. 123(R) using the modified prospective method and began recording stock option compensation expense. For the second quarter of 2007, the company recorded a total of $1.6 million in stock option expense, of which $0.5 million was recorded as corporate expense and $1.1 million was recorded in the operating segment results. For the second quarter of 2006, the company recorded a total of $1.5 million in stock option expense, of which $0.6 million was recorded as corporate expense and $0.9 million was recorded in the operating segment results.
Other
Interest expense, net of interest income, was $3.5 million for the second quarter of 2007, compared with $1.1 million, and primarily reflected higher outstanding debt levels due to acquisitions. Corporate expense was $7.2 million for the second quarter of 2007, compared with $6.1 million, and reflected higher compensation costs and higher professional fee expenses. Minority interest primarily reflects the minority ownership interest in Ocean Design, Inc.
Outlook
Based on its current outlook, the company’s management believes that third quarter 2007 earnings per diluted share will be in the range of approximately $0.69 to $0.72. The full year 2007 earnings per diluted share outlook is expected to be in the range of approximately $2.56 to $2.62, an increase from prior guidance of $2.42 to $2.48. The company’s estimated effective income tax rate for 2007 is expected to be 35.2%, and reflects the anticipated filing for tax credits of approximately $3.0 million in the third quarter of 2007. Excluding the benefit for tax credits our estimated effective income tax rate for 2007 would be 37.1%.

The company’s 2007 outlook reflects anticipated sales growth in its defense electronics and instrumentation businesses, due primarily to the contribution of the acquisitions completed in 2006 and 2007. The company’s third quarter and full year 2007 earnings per diluted share outlook reflects an anticipated increase in expenses, including intangible asset amortization and higher interest expense, as a result of the acquisitions completed in 2006 and 2007. The company’s current outlook reflects continued declines in sales of electronic manufacturing services in the remainder of 2007. In addition, full year sales of geophysical sensors are expected to decline in 2007, compared with 2006, due to lower first half sales.
The full year 2007 earnings outlook includes approximately $11.9 million in pension expense under SFAS No. 87 and No. 158, or $1.7 million in net pension expense after recovery of allowable pension costs from our CAS covered government contracts. Full year 2006 earnings included $15.4 million in pension expense under SFAS No. 87 and No. 158, or $4.9 million in net pension expense after recovery of allowable pension costs from our CAS covered government contracts. The decrease in full year 2007 pension expense reflects pension contributions made in 2006, the impact of favorable market returns on plan assets and changes to the company’s pension assets and liabilities resulting from the merger of the Rockwell Scientific Company LLC pension plan with the Teledyne Technologies pension plan.
The company’s 2007 earnings outlook also reflects $6.8 million in stock option compensation expense, an increase from the prior outlook of $6.7 million. The company’s 2006 earnings included $5.9 million in stock option compensation expense.
EARNINGS PER SHARE SUMMARY (a)
(Diluted earnings per common share from continuing operations)

	2007 Full Year Outlook		2006	2005
	Low	High	Actual	Actual
Earnings per share (excluding net pension expense, stock option expense and income tax benefit)	$2.63	$2.67	$2.36	$1.91
Pension expense — SFAS No. 87 and No. 158	(0.21)	(0.21)	(0.27)	(0.23)
Pension expense — CAS (b)	0.18	0.18	0.18	0.17

Earnings per share (excluding stock option expense and income tax benefit)	2.60	2.64	2.27	1.85
Stock option expense (c)	(0.12)	(0.12)	(0.10)	—
Income tax benefit (d)	0.08	0.10	0.09	—

Earnings per share — GAAP	$2.56	$2.62	$2.26	$1.85

(a)	The company believes that this supplemental non-GAAP information is useful to assist management and the investment community in analyzing the financial results and trends of ongoing operations. The table facilitates comparisons with prior periods and reflects a measurement management uses to analyze financial performance.

(b)	Pension expense determined allowable under CAS can generally be recovered through the pricing of products and services sold to the U.S. Government.

(c)	Effective January 2, 2006, the company adopted the provisions of SFAS No. 123(R) and began recording stock option compensation expense. No compensation expense related to stock options was recorded in 2005 or in prior years.

(d)	Fiscal year 2006 included the reversal of income tax contingency reserves of $3.3 million. These reserves were determined to be no longer needed due to the expiration of applicable statutes of limitations. Fiscal year 2007 reflects the anticipated filing for tax credits of approximately $3.0 million in the third quarter of 2007.

Forward-Looking Statements Cautionary Notice
This press release contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, relating to earnings, growth opportunities, product sales, pension matters, stock option compensation expense and strategic plans. All statements made in this press release that are not historical in nature should be considered forward-looking. Actual results could differ materially from these forward-looking statements. Many factors, including changes in demand for products sold to the defense electronics, instrumentation and energy exploration and production, commercial aviation, semiconductor and communications markets, funding, continuation and award of government programs, continued liquidity of our customers (including commercial aviation customers) and economic and political conditions, could change the anticipated results. In addition, financial market fluctuations affect the value of the company’s pension assets.
Global responses to terrorism and other perceived threats increase uncertainties associated with forward-looking statements about our businesses. Various responses to terrorism and perceived threats could realign government programs and affect the composition, funding or timing of our programs. Flight restrictions would negatively impact the market for general aviation aircraft piston engines and components.
The company continues to take action to assure compliance with the internal controls, disclosure controls and other requirements of the Sarbanes-Oxley Act of 2002. While the company believes its control systems are effective, there are inherent limitations in all control systems, and misstatements due to error or fraud may occur and not be detected.
Teledyne Technologies’ growth strategy includes possible acquisitions. The company cannot provide any assurance as to when, if or on what terms any other acquisitions will be made. Acquisitions involve various inherent risks, such as, among others, our ability to integrate acquired businesses and to achieve identified financial and operating synergies.
Additional information concerning factors that could cause actual results to differ materially from those projected in the forward-looking statements is contained in Teledyne Technologies’ periodic filings with the Securities and Exchange Commission, including its 2006 Annual Report on Form 10-K and the first quarter 2007 Form 10-Q. The company assumes no duty to update forward-looking statements.
A live webcast of Teledyne Technologies’ second quarter earnings conference call will be held at 11:00 a.m. (Eastern) on Thursday, July 26, 2007. To access the call, go to www.companyboardroom.com or www.teledyne.com approximately ten minutes before the scheduled start time. A replay will also be available for one month at these same sites starting at 12:00 p.m. (Eastern) on Thursday, July 26, 2007.

Investor Contact:	Jason VanWees
(805) 373-4542

Media Contact:	Robyn McGowan (805) 373-4540
###

TELEDYNE TECHNOLOGIES INCORPORATED
CONSOLIDATED STATEMENTS OF INCOME
FOR THE SECOND QUARTER AND SIX MONTHS ENDED JULY 1, 2007 AND JULY 2, 2006
(Unaudited — In millions, except per share amounts)

	Second	Second	Six	Six
	Quarter	Quarter	Months	Months
	2007	2006	2007	2006
Net sales	$400.3	$348.1	$785.9	$678.3
Costs and expenses:
Costs of sales	274.9	245.4	546.9	482.2
Selling, general and administrative expenses	81.8	69.2	158.5	136.3

Total costs and expenses	356.7	314.6	705.4	618.5

Income before other income and (expense) and taxes	43.6	33.5	80.5	59.8
Other income (a)	0.2	0.5	0.5	4.0
Minority interest	(0.9)	—	(1.6)	—
Interest expense, net	(3.5)	(1.1)	(7.1)	(2.2)

Income before income taxes	39.4	32.9	72.3	61.6
Provision for income taxes	15.1	12.0	27.5	22.8

Net income	$24.3	$20.9	$44.8	$38.8

Diluted earnings per common share	$0.67	$0.59	$1.24	$1.10

Weighted average diluted common shares outstanding	36.1	35.4	36.0	35.3

(a)	The first six months of 2006, includes the first quarter receipt of $2.5 million, pursuant to an agreement with Honda Motor Co., Ltd. related to the piston engine business.
TELEDYNE TECHNOLOGIES INCORPORATED
SUMMARY OF SEGMENT NET SALES AND OPERATING PROFIT
FOR THE SECOND QUARTER AND SIX MONTHS ENDED JULY 1, 2007 AND JULY 2, 2006
(Unaudited — In millions)

	Second	Second		Six	Six
	Quarter	Quarter	%	Months	Months	%
	2007	2006	Change	2007	2006	Change
Net sales:
Electronics and Communications	$266.0	$215.4	23.5%	$514.3	$417.4	23.2%
Systems Engineering Solutions	73.7	68.9	7.0%	147.6	137.8	7.1%
Aerospace Engines and Components	53.7	57.8	(7.1)%	111.8	110.9	0.8%
Energy Systems	6.9	6.0	15.0%	12.2	12.2	—

Total net sales	$400.3	$348.1	15.0%	$785.9	$678.3	15.9%

Operating profit and other segment income:
Electronics and Communications	$37.3	$27.9	33.7%	$67.5	$51.1	32.1%
Systems Engineering Solutions	6.4	6.6	(3.0)%	12.9	12.5	3.2%
Aerospace Engines and Components(a)	6.8	4.9	38.8%	14.5	11.2	29.5%
Energy Systems	0.3	0.2	50.0%	0.4	0.2	100.0%

Segment operating profit and other segment income	$50.8	$39.6	28.3%	$95.3	$75.0	27.1%
Corporate expense	(7.2)	(6.1)	18.0%	(14.8)	(12.7)	16.5%
Other income, net	0.2	0.5	(60.0)%	0.5	1.5	(66.7)%
Minority interest	(0.9)	—	*	(1.6)	—	*
Interest expense, net	(3.5)	(1.1)	218.2%	(7.1)	(2.2)	222.7%

Income before income taxes	39.4	32.9	19.8%	72.3	61.6	17.4%
Provision for income taxes	15.1	12.0	25.8%	27.5	22.8	20.6%

Net income	$24.3	$20.9	16.3%	$44.8	$38.8	15.5%

(a)	The first six months of 2006, includes the first quarter receipt of $2.5 million, pursuant to an agreement with Honda Motor Co., Ltd. related to the piston engine business.

*	not meaningful

TELEDYNE TECHNOLOGIES INCORPORATED
CONSOLIDATED CONDENSED BALANCE SHEETS AS OF
JULY 1, 2007 AND DECEMBER 31, 2006
(Current period unaudited — In millions)

	July 1,	December 31,
	2007	2006
ASSETS
Cash and cash equivalents	$11.8	$13.0
Accounts receivable, net	242.7	226.1
Inventories, net	184.9	155.8
Deferred income taxes, net	35.2	34.4
Prepaid expenses and other assets	11.7	17.5

Total current assets	486.3	446.8

Property, plant and equipment, net	174.3	164.8
Deferred income taxes, net	48.2	38.6
Goodwill and acquired intangible assets, net	414.5	383.0
Other assets, net	29.4	28.2

Total assets	$1,152.7	$1,061.4

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$105.0	$94.1
Accrued liabilities	159.6	135.1
Current portion of long-term debt and capital lease	0.9	1.2

Total current liabilities	265.5	230.4

Long-term debt and capital lease obligation	219.2	230.7
Other long-term liabilities	179.8	168.5

Total liabilities	664.5	629.6
Total stockholders’ equity	488.2	431.8

Total liabilities and stockholders’ equity	$1,152.7	$1,061.4